Exhibit 99.2

To: All Employees

From: Linda Perneau, President & CEO

Team,

I have some exciting news to share. Volt has entered into an agreement to be acquired by Vega Consulting, Inc., a newly formed affiliate of ACS Solutions ACS Solutions. ACS is a global provider of information technology solutions and services, with an annual revenue of over $1.5 Billion and over 27,000 employees worldwide. You can read about the acquisition here [hyperlink to press release].

You should be exceptionally proud of the part you have each played in building such a great organization. Together, over the past four years and with your hard work, we transformed Volt as a company and a brand and proved that we could do, and be, so much more.

As a result of our substantially improved financial and operational performance, investors took notice and we received an unsolicited offer for the company. After careful consideration, the Board and I unanimously agreed that entering into the merger agreement is in the best interests of Volt and its stockholders. Furthermore, we believe that Volt will be an excellent strategic and cultural partner for ACS, and that this next step in Volt’s evolution will be a positive one for our teams, clients and business partners.

Founded in 1998 and headquartered in Atlanta, Georgia, ACS is a privately-owned, premiere provider of IT consulting, engineering consulting and healthcare, talent, and workforce management solutions. Like Volt, it was founded by two entrepreneurial brothers, Raj and Sanjeev Sardana, and they continue to spearhead ACS’s global expansion through organic growth and acquisitions. ACS is a certified Minority Business Enterprise that has become one of the fastest growing companies in the United States. It has offices across North America, the Asia-Pacific region and Europe, with a global workforce of 27,000 employees supporting over 650 mid-market to Fortune 1000 companies across all industries.

ACS recognizes that Volt is one of the most well-respected brands in the staffing industry and is committed to accelerating the expansion, technology investments and business transformation we began nearly four years ago. I believe this transaction will enhance our service offerings, expand our footprint, and drive continued technological advancements. We will also become a privately-owned company, which will allow greater financial flexibility as we continue to invest in our long-term growth.

Within 10 business days, a Tender Offer Statement (including an offer to purchase stock from our shareholders) will be filed with the U.S. Securities and Exchange Commission. The tender offer will remain open for at least 20 business days. Assuming the conditions to the deal are satisfied, we currently expect the transaction to be completed in May. Until then, it is business as usual for all of us. We need to remain focused on continuing the amazing work we’ve been doing and executing against our strategic plan.

Attached are copies of the letters that will be sent to all clients, partners and field employees. We are also attaching an FAQ document to help answer some of your anticipated questions and to support you in addressing possible questions from clients and field employees. As more information is available to share, we will continue to keep you informed every step of the way.

I know from personal experience that change can bring enormous opportunity. I hope you are as excited as I am about the potential I believe this transaction will unlock for Volt. Thank you for everything you have done to get us to this point in the company’s continuing journey.

Best,

Linda

Important Information

The tender offer for the outstanding shares of Volt common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Volt common stock. The solicitation and offer to buy shares of Volt common stock will only be made pursuant to an offer to purchase and related materials that Vega. and its subsidiary, Vega MergerCo, Inc. (“MergerCo”), intend to file with the SEC. At the time the tender offer is commenced, Vega and MergerCo will file a tender offer statement on Schedule TO with the SEC, and Volt will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. VOLT STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Volt’s stockholders free of charge. Stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov or on Volt’s website at www.Volt.com.

Forward-Looking Statements

This communication includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to uncertainties related to the timing and expected financing of the tender offer and the merger; uncertainty surrounding how many of Volt’s stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer, including the failure to receive required regulatory approvals from any applicable governmental entities, may not be satisfied or waived in a timely manner, if at all; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions otherwise prove incorrect, the Company’s actual results and the other developments described in this communication may vary in material respects from those projected or described, as applicable, in these forward-looking statements.

Any forward-looking statement made by the Company in this communication speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.